COMPUTATION OF EARNINGS PER SHARE                         EXHIBIT 11

                                                Three Months Ended June 30,
                                                       1995        1994
                                                       ----        ----

(Amounts in thousands except per share data)
PRIMARY
  Average shares outstanding                           12,652      11,025
  Net effect of dilutive stock options-
    based on the treasury stock method using
    average market price                                   77         102
                                                      -------     -------
                                        TOTAL          12,729      11,127
                                                      =======     =======

  Net Income                                          $   719         516

  Per Share Amount                                        .06         .05
                                                      =======     =======

FULLY DILUTED
  Average shares outstanding                           12,652      11,025
  Net effect of dilutive stock options-
    based on the treasury stock method using
    the period-end market price, if higher than
    the average market price                               86         105
                                                      -------     -------
                                         TOTAL         12,738      11,130
                                                      =======     =======

  Net Income                                          $   719     $   516

  Per Share Amount                                        .06         .05
                                                      =======     =======



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COMPUTATION OF EARNINGS PER SHARE
                                                  Six Months Ended June 30,
                                                        1995        1994
                                                        ----        ----
(Amounts in thousands except per share data)
PRIMARY
  Average shares outstanding                           11,860      11,022
  Net effect of dilutive stock options-
    based on the treasury stock method using
    average market price                                   56         103
                                                      -------     -------
                                          TOTAL        11,916      11,125
                                                      =======     =======

  Net Income                                          $ 1,279     $   699
  Per Share Amount                                        .11         .06
                                                      =======     =======
FULLY DILUTED
  Average shares outstanding                           11,860      11,022
  Net effect of dilutive stock options-
    based on the treasury stock method using
    the period-end market price, if higher than
    the average market price                               63         106
                                                      -------     -------
                                      TOTAL            11,923      11,128
                                                      =======     =======
  Net Income                                          $ 1,279     $   699
  Per Share Amount                                        .11         .06
                                                      =======     =======


Since the effect of full dilution is not material, such amount is not included in the Quarterly Report to Shareholders.